Exhibit (j)

CUSTODIAN AGREEMENT

This Agreement, dated as of June 5, 2023 (the “Effective Date”), is by and between KKR FS INCOME TRUST SELECT, a Delaware statutory trust (the “Company”), on behalf of itself and each entity listed on Schedule D hereto, as may be amended from time to time in accordance with Section 19.14 hereof (each such entity, a “Company Subsidiary”, and collectively, the “Company Subsidiaries”) and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (the “Custodian”).

WHEREAS, the Company has selected and desires to retain the Custodian to act as custodian of Company assets, and the Custodian is willing to provide such services to the Company upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

Section 1.	Employment of Custodian and Property to be Held by It

The Company hereby employs the Custodian as the custodian of its assets, including securities which the Company desires to be held in places within the United States (“domestic securities”) and securities it desires to be held outside the United States (“foreign securities”). The Custodian shall not be responsible for any property of the Company which is not received by it or which is delivered out in accordance with Proper Instructions (as such term is defined in Section 7 hereof). With respect to uncertificated shares of or other interests (“Underlying Shares”) in collective investment vehicles including, inter alia, registered investment companies (“Underlying Funds”), the holding of confirmation statements which identify such Underlying Shares as being recorded in the Custodian’s name (or in the name of a nominee of the Custodian) for the benefit of the Company, shall be deemed custody for purposes of this Agreement.

Upon receipt of Proper Instructions (as such term is defined in Section 7 hereof), the Custodian shall, on behalf of the Company, from time to time employ one or more sub-custodians located in the United States, but only in accordance with approval by the Board of Trustees of the Company (the “Board”). The Custodian shall have no more or less responsibility or liability to the Company on account of any actions or omissions of any sub-custodian so employed than any such sub-custodian has to the Custodian. The Custodian may employ as sub-custodians for the Company’s securities and other assets the foreign banking institutions and foreign securities depositories designated in Schedules A and B hereto (as may be amended from time to time by the Custodian in accordance with the applicable provisions of Sections 3 and 4 hereof).

Section 2.	Duties of the Custodian with Respect to Property of the Company to be Held in the United States

2.1

Holding Securities. The Custodian shall hold and segregate for the account of the Company and each Company Subsidiary all non-cash property, to be held by it in the United States, including all domestic securities owned by the Company or a Company Subsidiary, other than (a) securities which are maintained pursuant to Section 2.9 in a clearing agency which acts as a securities depository or in a book-entry system authorized by the U.S. Department of the Treasury and certain other federal agencies (each, a “U.S. Securities System”) and (b) Underlying Shares owned by the Company which are maintained pursuant to Section 2.11 hereof in an account with State Street Bank and Trust Company or such other entity which may from time to time act as a transfer agent, registrar, corporate secretary, general partner or other relevant third party for the Underlying Funds and with respect to which the Custodian is provided with Proper Instructions (the “Underlying Transfer Agent”).

2.2

Delivery of Securities. The Custodian shall release and deliver domestic securities owned by the Company held by the Custodian or in a U.S. Securities System account of the Custodian or in an account at the Underlying Transfer Agent, only upon receipt of Proper Instructions, which may be continuing instructions when deemed appropriate by the parties, and only in the following cases:

1)	Upon the sale of such securities for the account of the Company and receipt of payment therefor;

2)	Upon the receipt of payment in connection with any repurchase agreement related to such securities entered into by the Company;

3)	In the case of a sale effected through a U.S. Securities System, in accordance with the provisions of Section 2.9 hereof;

4)	To the depository agent in connection with tender or other similar offers for portfolio securities owned by the Company;

5)

To the issuer thereof or its agent when such securities are called, redeemed, retired or otherwise become payable; provided that, in any such case, the cash or other consideration is to be delivered to the Custodian;

6)

To the issuer thereof, or its agent, for transfer into the name of the Company or into the name of any nominee or nominees of the Custodian or into the name or nominee name of any agent appointed pursuant to Section 2.8 or into the name or nominee name of any sub-custodian appointed pursuant to Section 1; or for exchange for a different number of bonds, certificates or other evidence representing the same aggregate face amount or number of units; provided, that, in any such case, the new securities are to be delivered to the Custodian;

7)

Upon the sale of such securities for the account of the Company, to the broker or its clearing agent, against a receipt, for examination in accordance with “street delivery” custom; provided that in any such case, the Custodian shall have no responsibility or liability for any loss arising from the delivery of such securities prior to receiving payment for such securities except as may arise from the Custodian’s own negligence or willful misconduct;

8)

For exchange or conversion pursuant to any plan of merger, consolidation, recapitalization, reorganization or readjustment of the securities of the issuer of such securities, or pursuant to provisions for conversion contained in such securities, or pursuant to any deposit agreement; provided that, in any such case, the new securities and cash, if any, are to be delivered to the Custodian;

9)

In the case of warrants, rights or similar securities, the surrender thereof in the exercise of such warrants, rights or similar securities or the surrender of interim receipts or temporary securities for definitive securities; provided that, in any such case, the new securities and cash, if any, are to be delivered to the Custodian;

10)

For delivery in connection with any loans of securities made by the Company, but only against receipt of adequate collateral as agreed upon from time to time by the Custodian and the Company, which may be in the form of cash or obligations issued by the United States government, its agencies or instrumentalities, except that in connection with any loans for which collateral is to be credited to the Custodian’s account in the book-entry system authorized by the U.S. Department of the Treasury, the Custodian will not be held liable or responsible for the delivery of securities owned by the Company prior to the receipt of such collateral;

11)

For delivery as security in connection with any borrowing by the Company requiring a pledge of assets by the Company provided, however, that securities shall be released only upon payment to the Company of the monies borrowed, except that in cases where additional collateral is required to secure a borrowing already made subject to proper prior authorization, further securities may be released for that purpose upon receipt of Proper Instructions;

12)

For delivery in accordance with the provisions of any agreement among the Company, the Custodian and a broker-dealer which is registered under the Securities Act of 1934, as amended (the “Exchange Act”), and a member of The Financial Industry Regulatory Authority, Inc. (“FINRA”), relating to compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange, or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Company;

13)

For delivery in accordance with the provisions of any agreement among the Company, the Custodian, and a Futures Commission Merchant registered under the Commodity Exchange Act, relating to compliance with the rules of the Commodity Futures Trading Commission (“CFTC”) and/or any contract market, or any similar organization or organizations, regarding account deposits in connection with transactions by the Company;

14)

Upon receipt of instructions from the transfer agent or registrar of the Company, if any (“Transfer Agent”), or from the Company, if there is no such Transfer Agent, for delivery to such Transfer Agent or to holders of the Company’s shares of beneficial interest (“Shares”) in connection with distributions in kind, in satisfaction of requests by holders of Shares for repurchase or redemption by the Company;

15)	In the case of a sale processed through the Underlying Transfer Agent of Underlying Shares, in accordance with Section 2.12 hereof;

16)	For delivery to a broker in connection with the broker’s custody of margin collateral relating to futures or options on futures contracts; and

17)	For any other purpose, but only upon receipt of Proper Instructions specifying (a) the securities to be delivered and (b) the person(s) to whom delivery of such securities shall be made.

2.3

Registration of Securities. Domestic securities held by the Custodian (other than bearer securities) shall be registered in the name of the Company or in the name of any nominee of the Company or of any nominee of the Custodian which nominee shall be assigned exclusively to the Company, unless the Company has authorized in writing the appointment of a nominee to be used in common with other investment companies or funds having the same investment adviser as the Company, or in the name or nominee name of any agent appointed pursuant to Section 2.8 or in the name or nominee name of any sub-custodian appointed pursuant to Section 1. All securities accepted by the Custodian on behalf of the Company under the terms of this Agreement shall be in “street name” or other good delivery form. If, however, the Company directs the Custodian to maintain securities in “street name”, the Custodian shall utilize its best efforts only to timely collect income due the Company on such securities and to notify the Company on a best efforts basis only of relevant corporate actions including, without limitation, pendency of calls, maturities, tender or exchange offers.

2.4

Bank Accounts. The Custodian shall open and maintain a separate bank account or accounts in the United States in the name of the Company and each Company Subsidiary, subject only to draft or order by the Custodian acting pursuant to the terms of this Agreement, and shall hold in one or more such accounts designated by the Company, subject to the provisions hereof, all cash received by it from or for the account of the Company, other than cash maintained by the Company in a bank account established and used in accordance with Rule l7f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”). Funds held by the Custodian for the Company may be deposited by it to its credit as Custodian in the banking department of the Custodian or in such other banks or trust companies as it may in its discretion deem necessary or desirable provided, however, that every such bank or trust company shall be qualified to act as a custodian under the 1940 Act and that each such bank or trust company to the extent required by law shall be approved by a vote of a majority of the Board. Such funds shall be deposited by the Custodian in its capacity as Custodian and shall be withdrawable by the Custodian only in that capacity.

2.5

Availability of Federal Funds. Upon mutual agreement between the Company and the Custodian, the Custodian shall, upon the receipt of Proper Instructions, make federal funds available to the Company as of specified times agreed upon from time to time by the Company and the Custodian in the amount of checks received in payment for Shares of the Company which are deposited into the Company’s account.

2.6

Collection of Income. The Custodian shall collect on a timely basis, and promptly advise the Company upon receipt thereof, all income and other payments with respect to securities held hereunder to which the Company shall be entitled either by law or pursuant to custom in the securities business and shall collect on a timely basis all income and other payments with respect to bearer domestic securities if, on the date of payment by the issuer, such securities are held by the Custodian or its agent thereof and shall credit such income, as collected, to the Company’s custodian account. Without limiting the generality of the foregoing, the Custodian shall detach and present for payment all coupons and other income items requiring presentation as and when they become due and shall collect interest when due on securities held hereunder.

2.7

Payment of Company Monies. Upon receipt of Proper Instructions, which may be continuing instructions when deemed appropriate by the parties, the Custodian shall pay out monies of the Company in the following cases only:

1)

Upon the purchase of domestic securities, options, swaps, futures contracts or options on futures contracts for the account of the Company but only (a) against the delivery of such securities, or evidence of title to such options, futures contracts or options on futures contracts, to the Custodian (or any bank, banking firm or trust company doing business in the United States or abroad that is qualified under the 1940 Act to act as a custodian and has been designated by the Custodian as its agent for this purpose) registered in the name of the Company or in the name of a nominee of the Custodian referred to in Section 2.3 hereof or in proper form for transfer; (b) in the case of a purchase effected through a U.S. Securities System, in accordance with the conditions set forth in Section 2.9 hereof; (c) in the case of a purchase of Underlying Shares, in accordance with the conditions set forth in Section 2.11 hereof; (d) in the case of repurchase agreements entered into between the Company and the Custodian, or another bank, or a broker-dealer which is a member of FINRA, (i) against delivery of the securities either in certificated form or through an entry crediting the Custodian’s account at the Federal Reserve Bank with such securities or (ii) against delivery of the receipt evidencing purchase by the Company of securities owned by the Custodian along with written evidence of the agreement by the Custodian to repurchase such securities from the Company; or (e) for transfer to a time deposit account of the Company in any bank, whether domestic or foreign; such transfer may be effected prior to receipt of a confirmation from a broker and/or the applicable bank pursuant to Proper Instructions from the Company;

2)	In connection with conversion, exchange or surrender of securities owned by the Company as set forth in Section 2.2 hereof;

3)	For the repurchase or redemption of Shares by the Company as set forth in Section 6 hereof;

4)

For the payment of any expense or liability incurred by the Company, including but not limited to the following payments for the account of the Company: interest, taxes, management, accounting, Transfer Agent and legal fees, and operating expenses of the Company whether or not such expenses are to be in whole or part capitalized or treated as deferred expenses;

5)

For the payment of any distribution on Shares of the Company declared pursuant to the governing documents of the Company, including but not limited to any distributions by the Company to the Transfer Agent, as agent for the Company’s stockholders, for further distribution thereto;

6)	For payment of the amount of dividends received in respect of securities sold short;

7)	For payment as initial or variation margin in connection with futures or options on futures contracts entered into by the Company;

8)

For payment in accordance with the provisions of any agreement among the Company, the Custodian and a broker-dealer which is a member of FINRA, relating to compliance with the margin regulations of the Board of Governors of the Federal Reserve System, the rules of The Options Clearing Corporation and of any registered national securities exchange, or of any similar organization or organizations, regarding escrow, margin, or other arrangements in connection with transactions by the Company;

9)	For the repayment of any borrowing of the Company; and

10)	For any other purpose, but only upon receipt of Proper Instructions specifying (a) the amount of such payment and (b) the person(s) to whom such payment is to be made.

2.8

Appointment of Agents. The Custodian may at any time or times in its reasonable discretion appoint (and may at any time remove) any other bank or trust company which is itself qualified under the 1940 Act to act as a custodian, as its agent to carry out such of the provisions of this Section 2 as the Custodian may from time to time direct; provided, however, that the appointment of any agent shall not relieve the Custodian of its responsibilities or liabilities hereunder. The Underlying Transfer Agent shall not be deemed an agent or sub-custodian of the Custodian for purposes of this Section 2.8 or any other provision of this Agreement.

2.9

Deposit of Company Assets in U.S. Securities Systems. The Custodian may deposit and/or maintain domestic securities owned by the Company in a U.S. Securities System in accordance with applicable Federal Reserve Board and Securities and Exchange Commission (“SEC”) rules and regulations, if any, and to the extent applicable hereto.

2.10

Segregated Account. The Custodian shall upon receipt of Proper Instructions establish and maintain a segregated account or accounts for and on behalf of the Company or any Company Subsidiary, into which account or accounts may be transferred cash and/or securities, including securities maintained in an account by the Custodian pursuant to Section 2.9 hereof, (a) in accordance with the provisions of any agreement among the Company, the Custodian and a broker-dealer which is registered under the Exchange Act and is a member of FINRA (or any Futures Commission Merchant registered under the Commodity Exchange Act), relating to compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange (or the CFTC or any registered contract market), or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Company, (b) for purposes of segregating cash or government securities in connection with options purchased, sold or written by the Company or commodity futures contracts or options thereon purchased or sold by the Company, (c) for the purposes of compliance by the Company with the procedures required by Investment Company Act Release No. 10666, or any subsequent release of the SEC, or interpretative opinion of the staff of the SEC, relating to the maintenance of segregated accounts by registered investment companies, (d) for any newly-formed Company Subsidiary and (e) for any other purpose in accordance with Proper Instructions.

2.11

Deposit of Underlying Shares with the Underlying Transfer Agent. Underlying Shares beneficially owned by the Company shall be deposited and/or maintained in an account or accounts maintained with an Underlying Transfer Agent and the Custodian’s only responsibilities with respect thereto shall be limited to the following:

1)

Upon receipt of a confirmation or statement from an Underlying Transfer Agent that such Underlying Transfer Agent is holding or maintaining Underlying Shares in the name of the Custodian (or a nominee of the Custodian) for the benefit of the Company, the Custodian shall identify by book-entry that such Underlying Shares are being held by it as custodian for the benefit of the Company.

2)

In respect of the purchase of Underlying Shares for the account of the Company, upon receipt of Proper Instructions, the Custodian shall pay out monies of the Company as so directed, and record such payment from the account of the Company on the Custodian’s books and records.

3)

In respect of the sale or redemption of Underlying Shares for the account of the Company, upon receipt of Proper Instructions, the Custodian shall transfer such Underlying Shares as so directed, record such transfer from the account of the Company on the Custodian’s books and records and, upon the Custodian’s receipt of the proceeds therefor, record such payment for the account of the Company on the Custodian’s books and records.

The Custodian shall not be liable to the Company for any loss or damage to the Company resulting from the maintenance of Underlying Shares with Underlying Transfer Agent except for losses resulting directly from the fraud, negligence or willful misconduct of the Custodian or any of its agents or of any of its or their employees.

2.12

Ownership Certificates for Tax Purposes. The Custodian shall execute ownership and other certificates and affidavits for all federal and state tax purposes in connection with receipt of income or other payments with respect to domestic securities of the Company held by it and in connection with transfers of such securities.

2.13

Proxies, Consents and Other Instruments. The Custodian shall, with respect to the domestic securities held hereunder, cause to be promptly executed by the registered holder of such securities, if the securities are registered otherwise than in the name of the Company or a nominee of the Company, all proxies (without indication of the manner in which such proxies are to be voted), consents, authorizations and other similar instruments, and shall promptly deliver the same to the Company, together with all proxy soliciting materials and all notices relating to such securities.

2.14

Communications Relating to Company Securities. The Custodian shall transmit promptly to the Company all written information (including, without limitation, pendency of calls and maturities of domestic securities and expirations of rights in connection therewith and notices of exercise of call and put options written by the Company and the maturity of futures contracts purchased or sold by the Company) received by the Custodian from issuers of the securities being held for the Company or any Company Subsidiary. With respect to tender or exchange offers, the Custodian shall transmit promptly to the Company all written information received by the Custodian from issuers of the securities whose tender or exchange is sought and from the party (or its agents) making the tender or exchange offer. The Custodian shall not be liable for any untimely exercise of any tender, exchange or other right or power in connection with domestic securities or other property of the Company at any time held by it unless (i) the Custodian is in actual possession of such domestic securities or property and (ii) the Custodian receives Proper Instructions with regard to the exercise of any such right or power, and both (i) and (ii) occur at least three business days prior to the date on which the Custodian is to take action to exercise such right or power. The Custodian shall also transmit promptly to the Company all written information received by the Custodian regarding any class action or other litigation in connection with securities or other assets issued in the United States and then held, or previously held, during the term of this Agreement by the Custodian for the account of the Company, including, but not limited to, opt-out notices and proof-of-claim forms. For avoidance of doubt, upon and after the effective date of any termination of this Agreement, the Custodian shall have no responsibility to so transmit any information under this Section 2.14.

2.15

Reports to Company. The Custodian shall provide the Company, at such times as the Company may reasonably require, with reports by independent public accountants on the accounting system, internal accounting control and procedures for safeguarding securities, futures contracts and options on futures contracts, including domestic securities deposited and/or maintained in a U.S. Securities System, relating to the services provided by the Custodian under this Agreement; such reports shall be of sufficient scope and in sufficient detail, as may reasonably be required by the Company to provide reasonable assurance that any material inadequacies would be disclosed by such examination, and, if there are no such inadequacies, the reports shall so state. In addition, the Custodian shall furnish to the Company such periodic and special reports as the Company may reasonably request, to the extent that such reports are not available in a form reasonably satisfactory to the Company on the Custodian’s remote access website.

2.16	Excess Cash Sweep. The Custodian will sweep any net excess cash balances daily into an investment vehicle or other instrument designated in Proper Instructions.

Section 3.	Provisions Relating to Rules 17f-5 and 17f-7

3.1.	Definitions. As used throughout this Agreement, the following capitalized terms shall have the indicated meanings:

“Country Risk” means all factors reasonably related to the systemic risk of holding Foreign Assets in a particular country including, but not limited to, such country’s political environment, economic and financial infrastructure (including any Eligible Securities Depository operating in the country), prevailing or developing custody and settlement practices, and laws and regulations applicable to the safekeeping and recovery of Foreign Assets held in custody in that country.

“Eligible Foreign Custodian” has the meaning set forth in section (a)(1) of Rule 17f-5, including a majority-owned or indirect subsidiary of a U.S. Bank (as defined in Rule 17f-5), a bank holding company meeting the requirements of an Eligible Foreign Custodian (as set forth in Rule 17f-5 or by other appropriate action of the SEC), or a foreign branch of a Bank (as defined in Section 2(a)(5) of the 1940 Act) meeting the requirements of a custodian under Section 17(f) of the 1940 Act; the term does not include any Eligible Securities Depository.

“Eligible Securities Depository” has the meaning set forth in section (b)(1) of Rule 17f-7.

“Foreign Assets” means any of the Company’s investments (including foreign currencies) for which the primary market is outside the United States and such cash and cash equivalents as are reasonably necessary to effect the Company’s transactions in such investments.

“Foreign Custody Manager” has the meaning set forth in section (a)(3) of Rule 17f-5.

“Rule 17f-5” means Rule 17f-5 promulgated under the 1940 Act.

“Rule 17f-7” means Rule 17f-7 promulgated under the 1940 Act.

3.2.	The Custodian as Foreign Custody Manager.

3.2.1 Delegation to the Custodian as Foreign Custody Manager. The Company, by resolution adopted by its Board, hereby delegates to the Custodian, subject to section (b) of Rule 17f-5, the responsibilities set forth in this Section 3.2 with respect to Foreign Assets held outside the United States, and the Custodian hereby accepts such delegation as Foreign Custody Manager of the Company.

3.2.2 Countries Covered. The Foreign Custody Manager shall be responsible for performing the delegated responsibilities defined below only with respect to the countries and custody arrangements for each such country listed on Schedule A to this Agreement, which list of countries may be amended from time to time by the Company with the agreement of the Foreign Custody Manager. The Foreign Custody Manager shall list on Schedule A the Eligible Foreign Custodians selected by the Foreign Custody Manager to maintain the Company’s assets, which list of Eligible Foreign Custodians may be amended from time to time in the sole discretion of the Foreign Custody Manager. The Foreign Custody Manager will provide amended versions of Schedule A in accordance with Section 3.2.5 hereof.

Upon the receipt by the Foreign Custody Manager of Proper Instructions to open an account or to place or maintain Foreign Assets in a country listed on Schedule A, and the fulfillment by the Company of the applicable account opening requirements for such country, the Foreign Custody Manager shall be deemed to have been delegated by the Board responsibility as Foreign Custody Manager with respect to that country and to have accepted such delegation. Execution of this Agreement by the Company shall be deemed to be a Proper Instruction to open an account, or to place or maintain Foreign Assets, in each country listed on Schedule A. Following the receipt of Proper Instructions directing the Foreign Custody Manager to close the account of the Company with the Eligible Foreign Custodian selected by the Foreign Custody Manager in a designated country, the delegation by the Board to the Custodian as Foreign Custody Manager for that country shall be deemed to have been withdrawn and the Custodian shall immediately cease to be the Foreign Custody Manager of the Company with respect to that country.

The Foreign Custody Manager may withdraw its acceptance of delegated responsibilities with respect to a designated country upon written notice to the Company. Forty five (45) days (or such longer period to which the parties agree in writing) after receipt of any such notice by the Company, the Custodian shall have no further responsibility in its capacity as Foreign Custody Manager to the Company with respect to the country as to which the Custodian’s acceptance of delegation is withdrawn.

3.2.3 Scope of Delegated Responsibilities:

(a) Selection of Eligible Foreign Custodians. Subject to the provisions of this Section 3.2, the Foreign Custody Manager may place and maintain the Foreign Assets in the care of the Eligible Foreign Custodian selected by the Foreign Custody Manager in each country listed on Schedule A, as amended from time to time. In performing its delegated responsibilities as Foreign Custody Manager to place or maintain Foreign Assets with an Eligible Foreign Custodian, the Foreign Custody Manager shall determine that the Foreign Assets will be subject to reasonable care, based on the standards applicable to custodians in the country in which the Foreign Assets will be held by that Eligible Foreign Custodian, after considering all factors relevant to the safekeeping of such assets, including, without limitation, the factors specified in Rule 17f-5(c)(1).

(b) Contracts with Eligible Foreign Custodians. The Foreign Custody Manager shall determine that the contract governing the foreign custody arrangements with each Eligible Foreign Custodian selected by the Foreign Custody Manager will satisfy the requirements of Rule 17f-5(c)(2).

(c) Monitoring. In each case in which the Foreign Custody Manager maintains Foreign Assets with an Eligible Foreign Custodian selected by the Foreign Custody Manager, the Foreign Custody Manager shall establish a system to monitor, in accordance with Rule 17f-5(c)(3), (i) the appropriateness of maintaining the Foreign Assets with such Eligible Foreign Custodian and (ii) the performance of the contract governing the custody arrangements established by the Foreign Custody Manager with the Eligible Foreign Custodian. In the event the Foreign Custody Manager determines that the custody arrangements with an Eligible Foreign Custodian it has selected are no longer appropriate, the Foreign Custody Manager shall notify the Board in accordance with Section 3.2.5 hereunder. When the Foreign Custody Manager has selected an alternative Eligible Foreign Custodian in accordance with Section 3.2.3(a) hereof, the Foreign Custody Manager will arrange the transfer of affected Foreign Assets to such Eligible Foreign Custodian as soon as reasonably practicable.

3.2.4 Guidelines for the Exercise of Delegated Authority. For purposes of this Section 3.2, the Board shall be deemed to have considered and determined to accept such Country Risk as is incurred by placing and maintaining the Foreign Assets in each country for which the Custodian is serving as Foreign Custody Manager of the Company.

3.2.5 Reporting Requirements. The Foreign Custody Manager shall report the withdrawal of the Foreign Assets from an Eligible Foreign Custodian and the placement of such Foreign Assets with another Eligible Foreign Custodian by providing to the Board an amended Schedule A at the end of the calendar quarter in which an amendment to such Schedule has occurred. The Foreign Custody Manager shall make written reports notifying the Board of any other material change in the foreign custody arrangements of the Company described in this Section 3.2 after the occurrence of the material change.

3.2.6 Standard of Care as Foreign Custody Manager of the Company. In performing the responsibilities delegated to it (including, without limitation, the reporting responsibilities in Section 3.2.5), the Foreign Custody Manager agrees to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of assets of management investment companies registered under the 1940 Act would exercise.

3.2.7 Representations with respect to Rule 17f-5. The Foreign Custody Manager represents to the Company that it is a U.S. Bank as defined in section (a)(7) of Rule 17f- 5. The Company represents to the Custodian that the Board has determined that it is reasonable for the Board to rely on the Custodian to perform the responsibilities delegated pursuant to this Agreement to the Custodian as the Foreign Custody Manager of the Company.

3.2.8 Effective Date and Termination of the Custodian as Foreign Custody Manager. The Board’s delegation to the Custodian as Foreign Custody Manager of the Company shall be effective as of the date hereof and shall remain in effect until terminated at any time, without penalty, by written notice from the terminating party to the non-terminating party. Termination will become effective thirty (30) days after receipt by the non-terminating party of such notice. The provisions of Section 3.2.2 hereof shall govern the delegation to and termination of the Custodian as Foreign Custody Manager of the Company with respect to designated countries.

3.3	Eligible Securities Depositories.

3.3.1 Analysis and Monitoring. The Custodian shall (a) provide the Company (or its duly-authorized investment adviser or investment sub-adviser (collectively, the “investment adviser”)) with an analysis of the custody risks associated with maintaining assets with the Eligible Securities Depositories set forth on Schedule B hereto in accordance with section (a)(1)(i)(A) of Rule 17f-7, and (b) monitor such risks on a continuing basis, and promptly notify the Company (or its duly-authorized investment adviser) of any material change in such risks, in accordance with section (a)(1)(i)(B) of Rule 17f-7.

3.3.2 Standard of Care. The Custodian agrees to exercise reasonable care, prudence and diligence in performing the duties set forth in Section 3.3.1.

Section 4.	Duties of the Custodian with respect to Property of the Company Held Outside the United States.

4.1	Definitions. As used throughout this Agreement, the following capitalized terms shall have the indicated meanings:

“Foreign Securities System” means an Eligible Securities Depository listed on Schedule B hereto.

“Foreign Sub-Custodian” means a foreign banking institution serving as an Eligible Foreign Custodian.

4.2.

Holding Securities. The Custodian shall identify on its books as belonging to the Company the foreign securities (including cash equivalents as may be appropriate) held by each Foreign Sub-Custodian or Foreign Securities System. The Custodian may hold foreign securities for all of its customers, including the Company, with any Foreign Sub-Custodian in an account that is identified as belonging to the Custodian for the benefit of its customers, provided however, that (i) the records of the Custodian with respect to foreign securities of the Company which are maintained in such account shall identify those securities as belonging to the Company and (ii), to the extent permitted and customary in the market in which the account is maintained, the Custodian shall require that securities so held by the Foreign Sub-Custodian be held separately from any assets of such Foreign Sub-Custodian or of other customers of such Foreign Sub-Custodian.

4.3.

Foreign Securities Systems. Foreign securities (including cash equivalents as may be appropriate) shall be maintained in a Foreign Securities System in a designated country through arrangements implemented by the Custodian or a Foreign Sub-Custodian, as applicable, in such country.

4.4.	Transactions in Foreign Custody Account.

4.4.1. Delivery of Foreign Assets. The Custodian or a Foreign Sub-Custodian shall release and deliver foreign securities (including cash and cash equivalents as may be appropriate) of the Company held by the Custodian or such Foreign Sub-Custodian, or in a Foreign Securities System account, only upon receipt of Proper Instructions, which may be continuing instructions when deemed appropriate by the parties, and only in the following cases:

(i)

upon the sale of such foreign securities for the Company in accordance with commercially reasonable market practice in the country where such foreign securities are held or traded, including, without limitation: (A) delivery against expectation of receiving later payment; or (B) in the case of a sale effected through a Foreign Securities System, in accordance with the rules governing the operation of the Foreign Securities System;

(ii)	in connection with any repurchase agreement related to foreign securities;

(iii)	to the depository agent in connection with tender or other similar offers for foreign securities of the Company;

(iv)	to the issuer thereof or its agent when such foreign securities are called, redeemed, retired or otherwise become payable;

(v)

to the issuer thereof, or its agent, for transfer into the name of the Custodian (or the name of the respective Foreign Sub-Custodian or of any nominee of the Custodian or such Foreign Sub-Custodian) or for exchange for a different number of bonds, certificates or other evidence representing the same aggregate face amount or number of units;

(vi)

to brokers, clearing banks or other clearing agents for examination or trade execution in accordance with market custom; provided that in any such case the Foreign Sub-Custodian shall have no responsibility or liability for any loss arising from the delivery of such securities prior to receiving payment for such securities except as may arise from the Foreign Sub-Custodian’s own negligence or willful misconduct;

(vii)

for exchange or conversion pursuant to any plan of merger, consolidation, recapitalization, reorganization or readjustment of the securities of the issuer of such securities, or pursuant to provisions for conversion contained in such securities, or pursuant to any deposit agreement;

(viii)

in the case of warrants, rights or similar foreign securities, the surrender thereof in the exercise of such warrants, rights or similar securities or the surrender of interim receipts or temporary securities for definitive securities;

(ix)	for delivery as security in connection with any borrowing by the Company requiring a pledge of assets by the Company;

(x)	for delivery as initial or variation margin in connection with futures or options on futures contracts entered into by the Company;

(xi)	in connection with the lending of foreign securities; and

(xii)

for any other purpose, but only upon receipt of Proper Instructions specifying the foreign securities to be delivered and naming the person or persons to whom delivery of such securities shall be made.

4.4.2. Payment of Company Monies. Upon receipt of Proper Instructions, which may be continuing instructions when deemed appropriate by the parties, the Custodian shall pay out, or direct the respective Foreign Sub-Custodian or the respective Foreign Securities System to pay out, monies of the Company in the following cases only:

(i)

upon the purchase of foreign securities (including cash equivalents as may be appropriate) for the Company, unless otherwise directed by Proper Instructions, by (A) delivering money to the seller thereof or to a dealer therefor (or an agent for such seller or dealer) against expectation of receiving later delivery of such foreign securities; or (B) in the case of a purchase effected through a Foreign Securities System, in accordance with the rules governing the operation of such Foreign Securities System;

(ii)	in connection with the conversion, exchange or surrender of foreign securities of the Company;

(iii)

for the payment of any expense or liability of the Company, including but not limited to the following payments: interest, taxes, investment advisory fees, transfer agency fees, fees under this Agreement, legal fees, accounting fees, and other operating expenses;

(iv)	for the purchase or sale of foreign exchange or foreign exchange contracts for the Company, including transactions executed with or through the Custodian or its Foreign Sub-Custodians;

(v)	for payment as initial or variation margin in connection with futures or options on futures contracts entered into by the Company;

(vi)	for payment of part or all of the dividends received in respect of securities sold short;

(vii)	in connection with the borrowing or lending of foreign securities; and

(viii)	for any other purpose, but only upon receipt of Proper Instructions specifying the amount of such payment and naming the person or persons to whom such payment is to be made.

4.4.3. Market Conditions. Notwithstanding any provision of this Agreement to the contrary, settlement and payment for Foreign Assets received for the account of the Company and delivery of Foreign Assets maintained for the account of the Company may be effected in accordance with the customary established securities trading or processing practices and procedures in the country or market in which the transaction occurs, provided that such practices are generally accepted by Institutional Client, including, without limitation, delivering Foreign Assets to the purchaser thereof or to a dealer therefor (or an agent for such purchaser or dealer) with the expectation of receiving later payment for such Foreign Assets from such purchaser or dealer. For purposes of this Section 4.4.3, “Institutional Clients” means U.S. registered investment companies, or major, U.S.-based commercial banks, insurance companies, pension funds or substantially similar financial institutions which, as a part of their ordinary business operations, purchase or sell securities and make use of non-U.S. custodial services.

The Custodian shall provide to the Board the information with respect to custody and settlement practices in countries in which the Custodian employs a Foreign Sub-Custodian described on Schedule C hereto at the time or times set forth on such Schedule. The Custodian may revise Schedule C from time to time, provided that no such revision shall result in the Board being provided with substantively less information than had been previously provided hereunder.

4.5.

Registration of Foreign Securities. The foreign securities (including cash equivalents as may be appropriate) maintained in the custody of a Foreign Sub-Custodian (other than bearer securities) shall be registered in the name of the Company or in the name of the Custodian or in the name of any Foreign Sub-Custodian or in the name of any nominee of the foregoing, and the Company agrees to hold any such nominee harmless from any liability as a holder of record of such foreign securities. The Custodian or a Foreign Sub- Custodian shall not be obligated to accept securities on behalf of the Company under the terms of this Agreement unless the form of such securities and the manner in which they are delivered are in accordance with reasonable market practice.

4.6

Bank Accounts. The Custodian shall identify on its books as belonging to the Company cash (including cash denominated in foreign currencies) deposited with the Custodian. Where the Custodian is unable to maintain, or market practice does not facilitate the maintenance of, cash on the books of the Custodian, a bank account or bank accounts shall be opened and maintained outside the United States on behalf of the Company with a Foreign Sub-Custodian. All accounts referred to in this Section shall be subject only to draft or order by the Custodian (or, if applicable, such Foreign Sub-Custodian) acting pursuant to the terms of this Agreement to hold cash received by or from or for the account of the Company. Cash maintained on the books of the Custodian (including its branches, subsidiaries and affiliates), regardless of currency denomination, is maintained in bank accounts established under, and subject to the laws of, The Commonwealth of Massachusetts.

In accordance with the laws of The Commonwealth of Massachusetts, United States of America, the Custodian shall not be required to repay any deposit made at a non-U.S. branch of the Custodian or any deposit made with the Custodian and denominated in a non-U.S. dollar currency, if repayment of such deposit or the use of assets denominated in the non-U.S. dollar currency is prevented, prohibited or otherwise blocked due to (a) an act of war, insurrection or civil strife; (b) any action by a non-U.S. government or instrumentality or authority asserting governmental, military or police power of any kind, whether such authority be recognized as a de facto or a de jure government, or by any entity, political or revolutionary movement or otherwise that usurps, supervenes or otherwise materially impairs the normal operation of civil authority; or (c) the closure of a non-U.S. branch in order to prevent, in the reasonable judgment of the Custodian, harm to the employees or property of the Custodian.

The obligation to repay any such deposit shall not be transferred to and may not be enforced against any other branch of the Custodian. The Custodian shall repay such deposit when and if all circumstances preventing, prohibiting or otherwise blocking repayment cease to exist. All currency transactions are subject to the exchange control regulations of the United States, the laws of the country of the currency or the laws of the branch where the account is maintained.

4.7.

Collection of Income. The Custodian shall use reasonable commercial efforts to collect all income and other payments with respect to the Foreign Assets held hereunder to which the Company shall be entitled and shall credit such income, as collected, to the Company. In any case in which the Custodian does not receive payment within a reasonable time after it has made proper demands therefor and in the event that extraordinary measures are required to collect such income, the Custodian shall notify the Company and they shall consult as to such measures and as to the compensation and expenses of the Custodian relating to such measures.

4.8

Shareholder Rights. With respect to the foreign securities (including cash equivalents as may be appropriate) held pursuant to this Section 4, the Custodian will use reasonable commercial efforts to facilitate the exercise of voting and other shareholder rights, subject always to the laws, regulations and practical constraints that may exist in the country where such securities are issued. The Company acknowledges that local conditions, including lack of regulation, onerous procedural obligations, lack of notice and other factors may have the effect of severely limiting the ability of the Company to exercise shareholder rights.

4.9.

Communications Relating to Foreign Securities. The Custodian shall transmit promptly to the Company written information with respect to materials received by the Custodian via the Foreign Sub-Custodians from issuers of the foreign securities or other property (including cash equivalents as may be appropriate) being held for the account of the Company (including, without limitation, pendency of calls and maturities of foreign securities and expirations of rights in connection therewith). With respect to tender or exchange offers, the Custodian shall transmit promptly to the Company written information with respect to materials so received by the Custodian from issuers of the foreign securities whose tender or exchange is sought or from the party (or its agents) making the tender or exchange offer. The Custodian shall not be liable for any untimely exercise of any tender, exchange or other right or power in connection with foreign securities or other property of the Company at any time held by it unless (i) the Custodian or the respective Foreign Sub-Custodian is in actual or effective possession of such foreign securities or property and (ii) the Custodian receives Proper Instructions with regard to the exercise of any such right or power, and both (i) and (ii) occur at least three business days prior to the date on which the Custodian is to take action to exercise such right or power. The Custodian shall also transmit promptly to the Company all written information received by the Custodian via the Foreign Sub-Custodians from issuers of the foreign securities being held for the account of the Company regarding any class action or other litigation in connection with foreign securities or other assets issued outside the United States and then held, or previously held, during the term of this Agreement by the Custodian for the account of the Company, including, but not limited to, opt-out notices and proof-of-claim forms. For avoidance of doubt, upon and after the effective date of any termination of this Agreement, the Custodian shall have no responsibility to so transmit any information under this Section 4.9.

4.10.

Liability of Foreign Sub-Custodians. Each agreement pursuant to which the Custodian employs a Foreign Sub-Custodian shall, to the extent possible, require the Foreign Sub-Custodian to exercise reasonable care in the performance of its duties, and to indemnify, and hold harmless, the Custodian from and against any loss, damage, cost, expense, liability or claim arising out of or in connection with the Foreign Sub-Custodian’s performance of such obligations. At the Company’s election, it shall be entitled to be subrogated to the rights of the Custodian with respect to any claims against a Foreign Sub-Custodian as a consequence of any such loss, damage, cost, expense, liability or claim if and to the extent that the Company has not been made whole for any such loss, damage, cost, expense, liability or claim.

4.11

Liability of Custodian. The Custodian shall be liable for the acts or omissions of a Foreign Sub-Custodian to the same extent as set forth with respect to sub-custodians generally in this Agreement and, regardless of whether assets are maintained in the custody of a Foreign Sub-Custodian or a Foreign Securities System, the Custodian shall not be liable for any loss, damage, cost, expense, liability or claim resulting from nationalization, expropriation, currency restrictions, or acts of war or terrorism, or any other loss where the Foreign Sub-Custodian has otherwise acted with reasonable care. The Custodian will have no liability for any loss, damage, cost, expense, liability or claim resulting from the insolvency or other financial default of a sub-custodian that is not an affiliate of the Custodian except to the extent that such loss, damage, cost, expense, liability or claim are caused by the failure of the Custodian to exercise reasonable care, prudence and diligence in the selection, monitoring and continued utilization of the sub-custodian.

Section 5.	Loan Servicing Provisions.

Section 5.1 General. The following provisions shall apply with respect to investments, property or assets in the nature of loans, or interests or participations in loans, including without limitation interests in syndicated bank loans and bank loan participations, whether in the U.S. or outside the U.S. (collectively, “Loans”) entered into by the Company.

Section 5.2 Safekeeping. Instruments, certificates, agreements and/or other documents which the Custodian may receive with respect to Loans, if any (collectively “Financing Documents”), from time to time, shall be held by the Custodian at its offices in Boston, Massachusetts in a separate account or accounts that physically segregates such Financing Documents of the Company or its subsidiaries from those relating to any other persons.

Section 5.3 Duties of the Custodian. The Custodian shall accept such Financing Documents, if any, with respect to Loans as may be delivered to it from time to time by the Company. The Custodian shall be under no obligation to examine the contents or determine the sufficiency of any such Financing Documents or to provide any certification with respect thereto, whether received by the Custodian as original documents, photocopies, by facsimile or otherwise. Without limiting the foregoing, the Custodian is under no duty to examine any such Financing Documents to determine whether necessary steps have been taken or requirements met with respect to the assignment or transfer of the related Loan or applicable interest or participation in such Loan. The Custodian shall be entitled to assume the genuineness, sufficiency and completeness of any Financing Documents received, and the genuineness and due authority of any signature appearing on such documents. Notwithstanding any term of this Agreement to the contrary, with respect to any Loans, (i) the Custodian shall be under no obligation to determine, and shall have no liability for, the sufficiency of, or to require delivery of, any instrument, document or agreement constituting, evidencing or representing such Loan, other than to receive such Financing Documents, if any, as may be delivered or caused to be delivered to it by the Company (or its investment adviser acting on its behalf), (ii) without limiting the generality of the foregoing, delivery of any such Loan (including without limitation, for purposes of Section 2.10 above) may be made to the Custodian by, and may be represented solely by, delivery to the Custodian of a facsimile or photocopy of an assignment or similar agreement (an “Assignment Agreement”) or a confirmation or certification from the Company (or the investment adviser) to the effect that it has acquired such Loan and/or has received or will receive, and will deliver to the Custodian, appropriate Financing Documents constituting, evidencing or representing such Loan (such confirmation or certification, together with any Assignment Agreement, collectively, an “Assignment Agreement or Confirmation”), in any case without delivery of any promissory note, participation certificate or similar instrument (collectively, an “Instrument”), (iii) if an original Instrument shall be or shall become available with respect to any such Loan, it shall be the sole responsibility of the Company (or the investment adviser acting on its behalf) to make or cause delivery thereof to the Custodian, and the Custodian shall be under no obligation at any time or times to determine whether any such original Instrument has been issued or made available with respect to such Loan, and shall not be under any obligation to compel compliance by the Company to make or cause delivery of such Instrument to the Custodian, and (iv) any reference to Financing Documents appearing in this Section 5 shall be deemed to include, without limitation, any such Instrument and/or Assignment Agreement or Confirmation.

If payments with respect to a Loan (“Loan Payment”) are not received by the Custodian on the date on which they are due, as reflected in the Payment Schedule (as such term is defined in Section 5.4 below) of the Loan (“Payment Date”), or in the case of interest payments, not received either on a scheduled interest payable date, as reported to the Custodian by the Company (or the investment adviser acting on its behalf) for the Loan (the “Interest Payable Date”), or in the amount of their accrued interest payable, the Custodian shall promptly, but in no event later than one business day after the Payment Date or the Interest Payable Date, notify the Company of such failure and give telephonic notice to the party obligated under the Financing Documents to make such Loan Payment (the “Obligor”) of its failure to make timely payment. The Custodian shall have no responsibility with respect to the collection of Loan Payments which are past due, other than the duty to promptly notify the Obligor and the Company (or the investment adviser acting on its behalf) as provided herein.

The Custodian shall have no responsibilities or duties whatsoever under this Agreement, with respect to Loans or the Financing Documents, except for such responsibilities as are expressly set forth herein. Without limiting the generality of the foregoing, the Custodian shall have no obligation to preserve any rights against prior parties or to exercise any right or perform any obligation in connection with the Loans or any Financing Documents (including, without limitation, no obligation to take any action in respect of or upon receipt of any consent solicitation, notice of default or similar notice received from any bank agent or Obligor, except that the Custodian shall forward any such notice to the Company or the investment adviser acting on its behalf). In case any question arises as to its duties hereunder, the Custodian may request instructions from the Company and shall be entitled at all times to refrain from taking any action unless it has received Proper Instructions from the Company or the investment adviser and the Custodian shall in all events have no liability, risk or cost for any action taken, with respect to a Loan, pursuant to and in compliance with the Proper Instructions of such parties.

The Custodian shall be only responsible and accountable for Loan Payments actually received by it and identified as for the account of the Company; any and all credits and payments credited to the Company, with respect to Loans, shall be conditional upon clearance and actual receipt by the Custodian of final payment thereon.

The Custodian shall promptly, upon the Company’s request, provide to the Company’s investment adviser or to any party as the Company or the Company’s investment adviser may specify, copies of any Financing Documents being held on behalf of the Company. Without limiting the foregoing, the Custodian shall not be deemed to have or be charged with knowledge of the sale of any Loan, unless and except to the extent it shall have received written notice and instruction from the Company (or the investment adviser acting on its behalf) with respect thereto, and except to the extent it shall have received the sale proceeds thereof.

In no event shall the Custodian be under any obligation or liability to make any advance of its own funds with respect to any Loan.

Section 5.4 Responsibility of the Company. With respect to each Loan held by the Custodian hereunder in accordance with the provisions hereof, the Company shall (a) cause the Financing Documents evidencing such Loan to be delivered to the Custodian; (b) include with such Financing Documents an amortization schedule of payments (the “Payment Schedule”) identifying the amount and due dates of scheduled principal payments, the Interest Payable Date(s) and related payment amount information, and such other information with respect to the related Loan and Financing Documents as the Custodian reasonably may require in order to perform its services hereunder (collectively, “Loan Information”), in such form and format as the Custodian reasonably may require; (c) take, or cause the investment adviser to take, all actions necessary to acquire good title to such Loan (or the participation in such Loan, as the case may be), as and to the extent intended to be acquired; and (d) cause the Custodian to be named as its nominee for payment purposes under the Financing Documents or otherwise provide for the direct payment of the Loan Payments to the Custodian. The Custodian shall be entitled to rely upon the Loan Information provided to it by the Company (or the investment adviser acting on its behalf) without any obligation on the part of the Custodian independently to verify, investigate, recalculate, update or otherwise confirm the accuracy or completeness thereof; and the Custodian shall have no liability for any delay or failure on the part of the Company in providing necessary Loan Information to the Custodian, or for any inaccuracy therein or incompleteness thereof. With respect to each such Loan, the Custodian shall be entitled to rely on any information and notices it may receive from time to time from the related bank agent, Obligor or similar party with respect to the related Loan, and shall be entitled to update its records on the basis of such information or notices received, without any obligation on its part independently to verify, investigate or recalculate such information, provided that the Custodian notifies the Company of such changes.

Section 5.5 Instructions; Authority to Act. The certificate of the Secretary, Assistant Secretary or other authorized officer of the Company, identifying certain individuals authorized to sign any such instructions, may be received and accepted as conclusive evidence of the incumbency and authority of such to act and may be considered by the Custodian to be in full force and effect until it receives written notice to the contrary from the Secretary, Assistant Secretary or other authorized officer of the Company. Notwithstanding any other provision of this Agreement, the Custodian shall have no responsibility to ensure that any investment by the Company with respect to Loans has been authorized.

Section 5.6 Attachment. In case any portion of the Loans or the Financing Documents shall be attached or levied upon pursuant to an order of court, or the delivery or disbursement thereof shall be stayed or enjoined by an order of court, or any other order, judgment or decrees shall be made or entered by any court affecting the property of the Company or any act of the Custodian relating thereto, the Custodian is hereby expressly authorized in its reasonable discretion to obey and comply with all orders, judgments or decrees so entered or issued, without the necessity to inquire whether such court had jurisdiction, and, in case the Custodian obeys or complied with any such order, judgment or decree, it shall not be liable to anyone by reason of such compliance; provided, however, that the Custodian shall promptly notify the Company upon receipt of any such order, judgment or decree.

Section 5A.	Foreign Exchange

5A.1

Generally. Upon receipt of Proper Instructions, which for purposes of this section may also include security trade advices, the Custodian shall facilitate the processing and settlement of foreign exchange transactions. Such foreign exchange transactions do not constitute part of the services provided by the Custodian under this Agreement.

5A.2

Company Elections. Each Company (or its investment adviser acting on its behalf) may elect to enter into and execute foreign exchange transactions with third parties that are not affiliated with the Custodian, with State Street Global Markets, which is the foreign exchange division of State Street Bank and Trust Company and its affiliated companies (“SSGM”), or with a sub-custodian. Where a Company or its investment adviser gives Proper Instructions for the execution of a foreign exchange transaction using an indirect foreign exchange service described in the general client publications of State Street Bank and Trust Company available from time to time to clients and their investment managers (the “Client Publications”), a Company (or its investment adviser) instructs the Custodian, on behalf of a Company, to direct the execution of such foreign exchange transaction to SSGM or, when the relevant currency is not traded by SSGM, to the applicable sub-custodian. The Custodian shall not have any agency (except as contemplated in the preceding sentence), trust or fiduciary obligation to any Company, its investment adviser or any other person in connection with the execution of any foreign exchange transaction. The Custodian shall have no responsibility under this Agreement for the selection of the counterparty to, or the method of execution of, any foreign exchange transaction entered into by a Company (or its investment adviser acting on its behalf) or the reasonableness of the execution rate on any such transaction.

5A.3

Company Acknowledgement. Each Company acknowledges that in connection with all foreign exchange transactions entered into by such Company (or its investment adviser acting on its behalf) with SSGM or any sub-custodian, SSGM and each such sub-custodian:

1)	shall be acting in a principal capacity and not as broker, agent or fiduciary to the Company or its investment adviser;

2)	shall seek to profit from such foreign exchange transactions, and are entitled to retain and not disclose any such profit to the Company or its investment adviser; and

3)

shall enter into such foreign exchange transactions pursuant to the terms and conditions, including pricing or pricing methodology, (a) agreed with the Company or its investment adviser from time to time or (b) in the case of an indirect foreign exchange service, (i) as established by SSGM and set forth in the Client Publications with respect to the particular foreign exchange execution services selected by the Company or the investment adviser or (ii) as established by the sub-custodian from time to time.

5A.4

Transactions by State Street. The Custodian or its affiliates, including SSGM, may trade based upon information that is not available to the Companies (or its investment adviser acting on their behalf), and may enter into transactions for its own account or the account of clients in the same or opposite direction to the transactions entered into with a Company (or its investment adviser), and shall have no obligation, under this Agreement, to share such information with or consider the interests of their respective counterparties, including, where applicable, any Company or the investment adviser.

Section 6.	Payments for Sales and Repurchases or Redemptions of Shares

The Custodian shall receive from the distributor for the Shares or from the Transfer Agent or the agent bank for the Company and deposit into the Company’s account such payments as are received for Shares issued or sold from time to time by the Company. The Custodian will provide timely notification to the Company and the Transfer Agent of any receipt by it of payments for Shares of the Company.

From such funds as may be available for the purpose, the Custodian shall, upon receipt of instructions from the Company, deliver to the Transfer Agent funds in an amount (as set forth in such instructions) sufficient for payment to holders of Shares who have delivered to the Transfer Agent a request for redemption or repurchase of their Shares. In connection with the redemption or repurchase of Shares, the Custodian is authorized, upon receipt of instructions from the Company, to wire the amount of funds specified therein to the Transfer Agent, as agent for, and for further distribution to, the redeeming stockholders.

Section 7.	Proper Instructions Defined

“Proper Instructions,” as such term is used throughout this Agreement, means a writing signed or initialed by one or more person or persons as the Company shall have from time to time authorized; provided, however that Proper Instructions shall mean a writing signed or initialed by two or more persons as the Board shall have from time to time authorized for purposes of the payment of Company monies pursuant to Section 2.7 of this Agreement. Each such writing shall set forth the specific transaction or type of transaction involved. The Company shall cause all oral instructions to be confirmed in writing to be received by the Custodian by the close of business on the same day the oral instructions are received. Proper Instructions may include communications effected directly between electro-mechanical or electronic devices provided that the Company and the Custodian are satisfied that such procedures afford adequate safeguards for the Company’s assets, including, but not limited to, the security procedures selected by the Company via the form of Funds Transfer Addendum attached hereto, the terms of which are hereby agreed to. For purposes of this Section, Proper Instructions shall include instructions received by the Custodian pursuant to any three-party agreement which requires a segregated asset account in accordance with Section 2.10.

Concurrently with the execution of this Agreement, and from time to time thereafter, as appropriate, the Company shall deliver to the Custodian (1) a certificate, duly certified by a duly authorized officer of the Company, and/or (2) resolutions of the Board, setting forth the names, titles, scope of authority and specimen signatures of all persons authorized to give Proper Instructions or any other notice, request, direction, instruction, certificate or instrument on behalf of the Company. Such certificate or resolutions may be accepted and relied upon by the Custodian as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect until receipt by the Custodian of a similar certificate to the contrary.

Section 8.	Evidence of Authority

Subject to the limitations set forth in this Agreement, including the limitations on authority set forth in the certificate or resolutions delivered to the Custodian pursuant to Section 7 hereof, the Custodian shall be protected in acting upon any instructions, notice, request, consent, certificate or other instrument or paper reasonably believed by it to be genuine and to have been properly executed by or on behalf of the Company. The Custodian may receive and accept a copy of a resolution of the Board, certified by the Secretary or an Assistant Secretary of the Company, as conclusive evidence (a) of the authority of any person to act in accordance with such resolution or (b) of any determination or of any action by the Board as described in such resolution, and such resolution may be considered as in full force and effect until receipt by the Custodian of written notice to the contrary.

Section 9.	Actions without Express Authority

The Custodian may in its discretion, without express authority from the Company:

1)

make payments to itself or others for minor expenses of handling securities or other similar items relating to its duties under this Agreement, provided that all such payments shall be accounted for to the Company;

2)	surrender securities in temporary form for securities in definitive form;

3)	endorse for collection, in the name of the Company, checks, drafts and other negotiable instruments;

4)	collect and receive for the account of the Company, all income, dividends, distributions, coupons, option premiums, other payments and similar items;

5)

present for payment and collect the amount payable upon all securities which may mature or be called, redeemed, retired or otherwise become payable (on a mandatory basis) on the date such securities become payable;

6)	take any action which may be necessary and proper in connection with the collection and receipt of the aforementioned income and other payments; and

7)	hold for the Company’s account all stock dividends, rights and similar securities issued with respect to any securities held.

In addition, the Custodian may, in its sole discretion, without express authority from the Company in general, attend to all non-discretionary details in connection with the sale, exchange, substitution, purchase, transfer and other dealings with the securities and property of the Company except as otherwise directed by the Company.

Section 10.	Duties of Custodian with Respect to the Books of Account and Calculation of Net Asset Value and Net Income

The Custodian shall cooperate with and supply necessary information to the entity or entities appointed by the Company to keep the books of account of the Company and/or compute the net asset value per Share of the outstanding Shares or, if directed in writing to do so by the Company, shall itself keep such books of account and/or compute such net asset value per Share, but only on a “book basis,” and the Custodian shall have no responsibility under this Agreement for determining any tax accounting for the Company with respect to the Company or with respect to any holder’s interest in the Company. If so directed, the Custodian shall also calculate the net income of the Company as may be agreed upon by the Custodian and the Company but likewise, only on a book basis, and shall advise the Company of the total amounts of such net income and, if instructed in writing by an officer of the Company to do so, shall advise the Transfer Agent periodically of the division of such net income among its various components. The Company acknowledges and agrees that, with respect to investments maintained with the Underlying Transfer Agent, the Underlying Transfer Agent is the sole source of information on the number of shares or interests held by it on behalf of the Company and that the Custodian has the right to rely on holdings information furnished by the Underlying Transfer Agent to the Custodian in performing its duties under this Agreement, including without limitation, the duties set forth in this Section 10 and in Section 11 hereof; provided, however, that the Custodian shall be obligated to reconcile information as to purchases and sales of Underlying Shares contained in trade instructions and confirmations received by the Custodian and to report promptly any discrepancies to the Underlying Transfer Agent. The calculations of the net asset value per Share and the income of the Company shall be made at such time or times as may be agreed upon by the Custodian and the Company.

Section 11.	Records

The Custodian shall, with respect to the Company and all Company Subsidiaries, create and maintain all records relating to its activities and obligations under this Agreement in such manner as will meet the obligations of the Company under the 1940 Act, with particular attention to Section 31 thereof and Rules 31a-1 and 31a-2 thereunder. All such records shall be the property of the Company and shall at all times during the regular business hours of the Custodian be open for inspection by duly authorized officers, employees or agents of the Company or its affiliates and the employees or agents of any regulatory authority having jurisdiction over the Company or its affiliates. The Custodian shall, at the Company’s request, supply the Company with a tabulation of securities and other property owned by the Company or any Company Subsidiary and held by the Custodian, together with any additional information reasonably requested by the Company.

Section 12.	Opinion of Company’s Independent Accountant

The Custodian shall cooperate reasonably with the Company’s independent accountants. The Custodian shall take all reasonable action, as the Company may from time to time request, to obtain from year to year favorable opinions from the Company’s independent accountants with respect to its activities hereunder in connection with the preparation of the Company’s Registration Statement on Form 10, and Annual Report on Form 10-K or other applicable periodic reports to the SEC and with respect to any other applicable requirements thereof.

Section 13.	Compensation of Custodian

The Custodian shall be entitled to reasonable compensation for its services and expenses as custodian hereunder, as agreed upon from time to time between the Company and the Custodian and set forth in a separate fee schedule executed by the parties (the “Fee Schedule”).

Section 14.	Responsibility of Custodian

So long as and to the extent that it is in the exercise of reasonable care, the Custodian shall not be responsible for the title, validity or genuineness of any property or evidence of title thereto received by it or delivered by it pursuant to this Agreement and shall be held harmless in acting upon any notice, request, consent, certificate or other instrument reasonably believed by it to be genuine and to be signed by the proper party or parties, including any futures commission merchant acting pursuant to the terms of a three-party futures or options agreement. The Custodian shall be held to the exercise of reasonable care in carrying out the provisions of this Agreement, but shall be kept indemnified by and shall be without liability to the Company for any action taken or omitted by it in good faith without negligence, bad faith or willful misconduct of the Custodian or its officers or employees, including, without limitation, acting in accordance with any Proper Instruction; provided, however, that the Custodian shall use reasonable care to provide prompt notice to the Company of (i) the circumstances and all pertinent facts of which the Custodian has knowledge giving rise to the claim for indemnification or the reasonable likelihood that such a claim may be made, and (ii) the Custodian’s claim for such indemnification. The Company, using counsel of its choice, shall have the option to defend the Custodian against any claim which may be the subject of this indemnification and upon the exercise of such option the Custodian shall not be entitled to indemnification for further legal or other expenses in connection therewith. The Custodian shall in no case confess any claim or make any compromise or settlement in any case in which the Company shall be asked to indemnify the Custodian, except with the prior written consent of the Company. The Custodian shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Company) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

Except as may arise from the Custodian’s negligence, bad faith or willful misconduct, or the negligence, bad faith or willful misconduct of its sub-custodian, nominee or agent, the Custodian shall be without liability to the Company for any loss, damage, cost, expense, liability or claim resulting from or caused by: (i) events or circumstances beyond the reasonable control of the Custodian or any sub-custodian or Securities System or any agent or nominee of any of the foregoing, including, without limitation, nationalization or expropriation, imposition of currency controls or restrictions, the interruption, suspension or restriction of trading on or the closure of any securities market, power or other mechanical or technological failures or interruptions, computer viruses or communications disruptions, acts of war or terrorism, riots, revolutions, work stoppages, natural disasters or other similar events or acts; (ii) errors by the Company, any other third-party agent of the Company or its investment adviser in their respective instructions to the Custodian, provided such instructions have been in accordance with this Agreement; (iii) the insolvency of or acts or omissions by a Securities System; (iv) any delay or failure of any broker, agent or intermediary, central bank or other commercially prevalent payment or clearing system to deliver to the Custodian’s sub-custodian or agent securities purchased or in the remittance or payment made in connection with securities sold; (v) any delay or failure of any company, corporation, or other body in charge of registering or transferring securities in the name of the Custodian, the Company, the Custodian’s sub-custodians, nominees or agents or any consequential losses arising out of such delay or failure to transfer such securities including non-receipt of bonus, dividends and rights and other accretions or benefits; (vi) delays or inability to perform its duties due to any disorder in market infrastructure with respect to any particular security or Securities System; and (vii) any provision of any present or future law or regulation or order of the United States of America, or any state thereof, or any other country, or political subdivision thereof or of any court of competent jurisdiction. The Custodian shall be liable for the acts or omissions of a Foreign Sub-Custodian to the same extent as set forth with respect to sub-custodians generally in this Agreement.

If the Company requires the Custodian to take any action with respect to securities not otherwise contemplated by this Agreement, which action involves the payment of money or which action may, in the reasonable opinion of the Custodian, result in the Custodian or its nominee assigned to the Company being liable for the payment of money or incurring liability of some other form, the Company, as a prerequisite to requiring the Custodian to take such action, shall provide indemnity to the Custodian in an amount and form satisfactory to it.

Except as may be required by applicable law or as otherwise agreed upon by the parties, if the Custodian, or any of its affiliates, subsidiaries or agents, advance cash or securities for any purpose (including but not limited to securities settlements, foreign exchange contracts and assumed settlement), or in the event that the Custodian or its nominee shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of this Agreement, except such as may arise from its or its nominee’s negligence or willful misconduct, or if the Company fails to compensate the Custodian pursuant to Section 13 hereof, any property then held for the account of the Company or a Company Subsidiary shall be security therefor and should the Company fail to repay the Custodian promptly, the Custodian shall be entitled to utilize available cash and to dispose of the Company or Company Subsidiary assets to the extent necessary to obtain reimbursement.

Notwithstanding anything to the contrary in this Agreement, each of the Company and the Custodian hereby agrees that in no event shall either the Company, any Company Subsidiary or the Custodian be liable to the other party for indirect, special or consequential damages, or for any damages of a similar nature.

Section 15.	Tax Law

The Custodian shall have no responsibility or liability for any obligations now or hereafter imposed on the Company or the Custodian as custodian of the Company by the tax law of the United States or of any state or political subdivision thereof. It shall be the responsibility of the Company to notify the Custodian of the obligations imposed on the Company or the Custodian as custodian of the Company by the tax law of countries other than those mentioned in the above sentence, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting. The sole responsibility of the Custodian with regard to such tax law shall be to use reasonable efforts to assist the Company with respect to any claim for exemption or refund under the tax law of countries for which the Company has provided such information.

Section 16.	Effective Period, Termination and Amendment

This Agreement shall remain in full force and effect for an initial term ending one year from the Effective Date (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has failed to establish a remedial plan to cure that is reasonably acceptable, within forty-five (45) days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction, except, the Custodian may terminate this Agreement upon no less than thirty (30) days’ written notice to the Company if the Custodian determines that the Company does not satisfy the Custodian’s know your customer/anti-money laundering compliance policies which are designed to implement requirements under applicable law. Upon termination of this Agreement pursuant to this paragraph with respect to the Company, the Company shall pay Custodian its compensation due and shall reimburse Custodian for its costs, expenses and disbursements.

In the event of: (i) a termination of this Agreement by the Company for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Custodian is not retained to continue providing services hereunder to the Company (or its successor), the Company shall pay the Custodian its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by the Custodian hereunder) and shall reimburse the Custodian for its reasonable costs, expenses and disbursements. Upon receipt of such payment and reimbursement, the Custodian will deliver the Company’s securities and cash as set forth herein. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such as (a) the liquidation or dissolution of the Company and distribution of the Company’s assets as a result of the Board’s determination in its reasonable business judgment that the Company is no longer viable, (b) a merger of the Company into, or the consolidation of the Company with, another entity, or (c) the sale by the Company of all, or substantially all, of the Company’s assets to another entity, in each of (b) and (c) where the Custodian is retained to continue providing services to the Company (or its successor) on substantially the same terms as this Agreement.

The provisions of Sections 13, 14, 15 and 19.9 of this Agreement shall survive termination of this Agreement for any reason.

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

Section 17.	Successor Custodian

If a successor custodian for the Company shall be appointed by the Board, the Custodian shall, upon termination and receipt of Proper Instructions, deliver to such successor custodian at the office of the Custodian, duly endorsed and in the form for transfer, all securities or other assets of the Company then held by it hereunder and shall transfer to an account of the successor custodian all of the Company’s securities or other assets held in a U.S. Securities System or Foreign Securities System or at an Underlying Transfer Agent. Custodian shall also provide to the successor custodian the Company’s records (as described in Section 11 of this Agreement) as reasonably requested by the Company.

If no such successor custodian shall be appointed, the Custodian shall, in like manner, upon receipt of Proper Instructions, deliver at the office of the Custodian and transfer such securities, funds and other properties in accordance with such Proper Instructions.

In the event that no Proper Instructions designating a successor custodian or alternative arrangements shall have been delivered to the Custodian on or before the date when such termination shall become effective, then the Custodian shall have the right to deliver to a bank or trust company of its own selection (which bank or trust company shall be a “bank” as defined in the 1940 Act having an aggregate capital, surplus and undivided profits, as shown by its last published report, of not less than $25,000,000), all securities, funds and other properties held by the Custodian on behalf of the Company or any Company Subsidiary and all instruments held by the Custodian relative thereto and all other property held by it under this Agreement on behalf of the Company or any Company Subsidiary and to transfer to an account of such successor custodian all of the Company’s securities held in any U.S. Securities System or Foreign Securities System or at an Underlying Transfer Agent. Thereafter, such bank or trust company shall be the successor of the Custodian under this Agreement.

In the event that securities, funds and other properties remain in the possession of the Custodian after the date of termination hereof owing to failure of the Company to provide Proper Instructions as aforesaid, the Custodian shall be entitled to compensation for its services as provided herein during such period as the Custodian retains possession of such securities, funds and other properties and the provisions of this Agreement relating to the duties and obligations of the Custodian shall remain in full force and effect.

Section 18.	Anti-Money Laundering

The Company acknowledges that the Custodian is required to comply with a number of federal regulations and policies concerning matters such as the identity of its customers and the source of funds it handles, including the Bank Secrecy Act and the USA Patriot Act, and all regulations issued thereunder, and the regulations issued by the U.S. Department of Treasury, Office of Foreign Asset Control (together, the “U.S. Money Laundering and Investor Identification Requirements”). Accordingly, the Company confirms that it has complied and shall continue to comply with all applicable U.S. Money Laundering and Investor Identity Requirements with respect to the account of the Company, including without limitation maintaining and effecting appropriate procedures to verify suspicious transactions and the source of funds for settlement of transactions.

Section 19.	General

Section 19.1 Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with laws of The Commonwealth of Massachusetts.

Section 19.2 Prior Contracts. This Agreement supersedes and terminates, as of the date hereof, all prior contracts between the Company and the Custodian relating to the custody of the Company’s assets, except for the Fee Schedule, which shall remain in full force and effect until the termination or expiration of this Agreement.

Section 19.3 Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned by either party, whether voluntarily, involuntarily or by operation of law, without the prior written consent of the other, such consent not to be unreasonably withheld, except to entities controlled by, under common control with or controlling the assigning party, provided that such assignee has financial capacity at least equal to that of the assignor.

Section 19.4 Interpretive and Additional Provisions. In connection with the operation of this Agreement, the Custodian and the Company may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by both parties and shall be annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable federal or state regulations or any provision of the Company’s governing documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

Section 19.5 Remote Access Services Addendum. The Custodian and the Company agree to be bound by the terms of the Remote Access Services Addendum attached as Exhibit A hereto.

Section 19.6 Notices. Any notice, instruction or other instrument required to be given hereunder may be delivered in person to the offices of the parties as set forth herein during normal business hours or delivered prepaid registered mail or by telex, cable or telecopy or other electronic means, including electronic mail, to the parties at the following addresses or such other addresses as may be notified by any party from time to time.

To the Company:	KKR FS Income Trust Select
201 Rouse Boulevard
Philadelphia, PA 19112
Attention: Chief Financial Officer
Attention: Chief Accounting Officer
Telephone: (215) 495-1150
Facsimile: (215) 222-4649

To the Custodian:	State Street Bank and Trust Company
One Congress Street, Suite 1
Boston, MA 02114-2016
Attention: Don Gignac, Senior Vice President
Telephone: (617) 662-7325
Facsimile: (212) 339-2886

Such notice, instruction or other instrument shall be deemed to have been served in the case of a registered letter at the expiration of five business days after posting, in the case of overnight courier, upon receipt, in the case of cable twenty-four hours after dispatch and, in the case of telex or other electronic means, including electronic mail, immediately upon dispatch and if outside normal business hours it shall be deemed to have been received at the next time after delivery when normal business hours commence and in the case of cable, telex or telecopy on the business day after the receipt thereof. Evidence that the notice was properly addressed, stamped and put into the post shall be conclusive evidence of posting.

Section 19.7 Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Section 19.8 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 19.9 Confidentiality. The parties hereto agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations. All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as otherwise provided under Section 2.8 hereof and as may be required in carrying out this Agreement, shall not be disclosed to any third party.

The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, or that is independently derived by any party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (ii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iii) where the party seeking to disclose such information has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

The undertakings and obligations contained in this Section 19.9 shall survive the termination or expiration of this Agreement for a period of three (3) years.

Section 19.10 Reproduction of Documents. This Agreement and all schedules, exhibits, addenda, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 19.11 Regulation GG. The Company hereby represents and warrants that it does not engage in an “Internet gambling business,” as such term is defined in Section 233.2(r) of Federal Reserve Regulation GG (12 CFR 233) (“Regulation GG”). The Company hereby covenants and agrees that it shall not engage in an Internet gambling business. In accordance with Regulation GG, the Company is hereby notified that “restricted transactions,” as such term is defined in Section 233.2(y) of Regulation GG, are prohibited in any dealings with the Custodian pursuant to this Agreement or otherwise between or among any party hereto.

Section 19.12 Data Privacy. The Custodian will implement and maintain a written information security program that contains appropriate security measures to safeguard the personal information of the Company’s stockholders, employees, directors and/or officers that the Custodian receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

Section 19.13. Disaster Recovery and Business Continuity. The Custodian will implement and maintain commercially reasonable disaster recovery and business continuity procedures that are reasonably designed to recover data processing systems, data communications facilities, information, data and other business related functions of the Custodian in a manner and time frame consistent with legal, regulatory and business requirements applicable to the Custodian in its provision of services hereunder.

Section 19.14 Company Subsidiaries. In the event that the Company desires the Custodian to perform services hereunder with respect to any additional subsidiary of the Company or other entity not identified as of the date hereof on Schedule D hereto, the Company shall so notify the Custodian in writing. Upon the consent of the Custodian (such consent not to be unreasonably withheld, conditioned or delayed), and the delivery of an amended Schedule D to this Agreement, such subsidiary shall be deemed a Company Subsidiary hereunder, with all of the rights, privileges and obligations thereof as set forth herein.

Section 19.15 Shareholder Communications. SEC Rule 14b-2 promulgated under the Exchange Act requires banks which hold securities for the account of customers to respond to requests by issuers of securities for the names, addresses and holdings of beneficial owners of securities of that issuer held by the bank unless the beneficial owner has expressly objected to disclosure of this information. In order to comply with the rule, the Custodian needs the Company to indicate whether it authorizes the Custodian to provide the Company’s name, address, and share position to requesting companies whose stock the Company owns. If the Company tells the Custodian “no”, the Custodian will not provide this information to requesting companies. If the Company tells the Custodian “yes” or do not check either “yes” or “no” below, the Custodian is required by the rule to treat the Company as consenting to disclosure of this information for all securities owned by the Company or any funds or accounts established by the Company. For the Company’s protection, the Rule prohibits the requesting company from using the Company’s name and address for any purpose other than corporate communications. Please indicate below whether the Company consents or objects by checking one of the alternatives below.

YES [ ] The Custodian is authorized to release the Company’s name, address, and share positions.

NO [X] The Custodian is not authorized to release the Company’s name, address, and share positions.

Section 19.16 Delegation. The Custodian shall have the right, without the consent or approval of the Company, to employ agents, subcontractors, consultants and other third parties, whether affiliated or unaffiliated, to provide or assist it in the provision of any part of the services other than services required by applicable law to be performed by a sub-custodian or U.S Securities System or Foreign Securities System (each, a “Delegate” and collectively, the “Delegates”) without the consent or approval of the Company. The Custodian shall be responsible for the services delivered by, and liable for the acts and omissions of, any such Delegate to the same extent as set forth in this Agreement as if the Custodian had provided such services and committed such acts and omissions itself. Unless otherwise agreed in a Fee Schedule, the Custodian shall be responsible for the compensation of its Delegates.

The Custodian will provide the Company with information regarding its global operating model for the delivery of the services on a quarterly or other periodic basis, which information shall include the identities of Delegates affiliated with the Custodian that perform or may perform parts of the services (excluding services performed by sub-custodians and Securities Systems), and the locations from which such Delegates perform services, as well as such other information about its Delegates as the Company may reasonably request from time to time.

Nothing in this section shall limit or restrict the Custodian’s right to use affiliates or third parties to perform or discharge, or assist it in the performance or discharge, of any obligations or duties under this Agreement other than the provision of the services.

Section 19.17 ERISA. The aggregate interest in any class (or similar designation, if any) of Shares held by benefit plan investors (as such term is interpreted under The Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) shall not at any time equal or exceed 25% of the outstanding Shares of such class (or similar designation, if any) without the prior written consent of the Custodian and the Company shall not, without the prior written consent of the Custodian, permit the assets of the Company to be deemed assets of an employee benefit plan which is subject to ERISA. The Company acknowledges and agrees that the Custodian shall not grant its consent in either of the foregoing circumstances unless and until (i) the Company has entered into an amendment to this Agreement in form and substance satisfactory to the Custodian and (ii) the Company’s investment adviser has (x) provided the Custodian with satisfactory evidence of its compliance with the requirements of the aforementioned amendment to this Agreement and (y) executed and delivered to the Custodian an indemnification and contribution agreement, in form and substance satisfactory to the Custodian. If for any reason the Company or its investment adviser commits a material breach of the provisions of this Section 19.17, this Agreement may be terminated immediately and without prior notice by the Custodian.

Section 19.18 Use of Data. (a) In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Custodian (which term for purposes of this Section 19.18 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Company and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Company and the Custodian or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(b) Subject to paragraph (d) below, the Custodian and/or its Affiliates may use any confidential information of the Company (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Company and the Custodian or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Company to develop, publish or otherwise distribute to third parties certain investor behavior “indicators” or “indices” that represent broad trends in the flow of investment funds into various markets, sectors or investment instruments (collectively, the “Indicators”), but only so long as (i) the Data is combined or aggregated with (A) information of other customers of the Custodian and/or (B) information derived from other sources, in each case such that the Indicators do not allow for attribution or identification of such Data with the Company, (ii) the Data represents less than a statistically meaningful portion of all of the data used to create the Indicators and (iii) the Custodian publishes or otherwise distributes to third parties only the Indicators and under no circumstance publishes, makes available, distributes or otherwise discloses any of the Data to any third party, whether aggregated, anonymized or otherwise, except as expressly permitted under this Agreement.

(c) The Company acknowledges that the Custodian may seek to realize economic benefit from the publication or distribution of the Indicators.

(d) Except as expressly contemplated by this Agreement, nothing in this Section 19.18 shall limit the confidentiality and data-protection obligations of the Custodian and its Affiliates under this Agreement and applicable law. The Custodian shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 19.18 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative as of the date first above-written.

KKR FS INCOME TRUST SELECT

By:	/s/ Stephen S. Sypherd
Name:	Stephen S. Sypherd
Title:	General Counsel

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Fred Willshire
Name:	Fred Willshire
Title:	Senior Managing Director

Custodian Agreement

SCHEDULE A

to

CUSTODIAN AGREEMENT

SEE ATTACHED.

SCHEDULE B

to

CUSTODIAN AGREEMENT

SEE ATTACHED.

SCHEDULE C

to

CUSTODIAN AGREEMENT

SEE ATTACHED.

SCHEDULE D

to

CUSTODIAN AGREEMENT

COMPANY SUBSIDIARIES

EXHIBIT A

REMOTE ACCESS SERVICES ADDENDUM TO CUSTODY SERVICES AGREEMENT

ADDENDUM to that certain Custody Services Agreement, between KKR FS INCOME TRUST SELECT (“you” or the “Company”) and STATE STREET BANK AND TRUST COMPANY, including its subsidiaries and affiliates (“State Street”).

State Street has developed and/or utilizes proprietary or third party accounting and other systems in conjunction with the services that State Street provides to you. In this regard, State Street maintains certain information in databases under State Street ownership and/or control that State Street makes available to customers (the “Remote Access Services”).

The Services

State Street agrees to provide you, the Company, and your designated employees, investment advisors, consultants or other third parties who agree to abide by the terms of this Addendum (“Authorized Designees”) with access to State Street proprietary and third party systems as may be offered by State Street from time to time (each, a “System”) on a remote basis.

Security Procedures

You agree to comply, and to cause your Authorized Designees to comply, with remote access operating standards and procedures and with user identification or other password control requirements and other security devices and procedures as may be issued or required from time to time by State Street or its third party vendors for use of the System and access to the Remote Access Services. You are responsible for any use and/or misuse of the System and Remote Access Services by your Authorized Designees. You agree to advise State Street immediately in the event that you learn or have reason to believe that any person to whom you have given access to the System or the Remote Access Services has violated or intends to violate the terms of this Addendum and you will cooperate with State Street in seeking injunctive or other equitable relief. You agree to discontinue use of the System and Remote Access Services, if requested, for any security reasons cited by State Street and State Street may restrict access of the System and Remote Access Services by you or any Authorized Designee for security reasons or noncompliance with the terms of this Addendum at any time.

Fees

Fees and charges for the use of the System and the Remote Access Services and related payment terms shall be as set forth in the RAA Fee Schedule in effect from time to time between the parties (the “RAA Fee Schedule”). You shall be responsible for any tariffs, duties or taxes imposed or levied by any government or governmental agency by reason of the transactions contemplated by this Addendum, including, without limitation, federal, state and local taxes, use, value added and personal property taxes (other than income, franchise or similar taxes which may be imposed or assessed against State Street). Any claimed exemption from such tariffs, duties or taxes shall be supported by proper documentary evidence delivered to State Street.

Proprietary Information/Injunctive Relief

The System and Remote Access Services described herein and the databases, computer programs, screen formats, report formats, interactive design techniques, formulae, processes, systems, software, knowhow, algorithms, programs, training aids, printed materials, methods, books, records, files, documentation and other information made available to you by State Street as part of the Remote Access Services and through the use of the System and all copyrights, patents, trade secrets and other proprietary and intellectual property rights of State Street and third party vendors related thereto are the exclusive, valuable and confidential proprietary property of State Street and its relevant licensors and third party vendors (the “Proprietary Information”). You agree on behalf of yourself and your Authorized Designees to keep the Proprietary Information confidential and to limit access to your employees and Authorized Designees (under a similar duty of confidentiality) who require access to the System for the purposes intended. The foregoing shall not apply to Proprietary Information in the public domain or required by law to be made public.

You agree to use the Remote Access Services only in connection with the proper purposes of this Addendum. You will not, and will cause your employees and Authorized Designees not to, (i) permit any third party to use the System or the Remote Access Services, (ii) sell, rent, license or otherwise use the System or the Remote Access Services in the operation of a service bureau or for any purpose other than as expressly authorized under this Addendum, (iii) use the System or the Remote Access Services for any fund, trust or other investment vehicle without the prior written consent of State Street, or (iv) allow or cause any information transmitted from State Street’s databases, including data from third party sources, available through use of the System or the Remote Access Services, to be published, redistributed or retransmitted for other than use for or on behalf of yourself, as our customer.

You agree that neither you nor your Authorized Designees will modify the System in any way, enhance, copy or otherwise create derivative works based upon the System, nor will you or your Authorized Designees reverse engineer, decompile or otherwise attempt to secure the source code for all or any part of the System.

You acknowledge that the disclosure of any Proprietary Information, or of any information which at law or equity ought to remain confidential, will immediately give rise to continuing irreparable injury to State Street or its third party licensors and vendors inadequately compensable in damages at law and that State Street shall be entitled to obtain immediate injunctive relief against the breach or threatened breach of any of the foregoing undertakings, in addition to any other legal remedies which may be available.

Limited Warranties

State Street represents and warrants that it is the owner of and/or has the right to grant access to the System and to provide the Remote Access Services contemplated herein. Because of the nature of computer information technology, including but not limited to the use of the Internet, and the necessity of relying upon third party sources and data and pricing information obtained from third parties, the System and Remote Access Services are provided “AS IS” without warranty express or implied including as to availability of the System, and you and your Authorized Designees shall be solely responsible for the use of the System and Remote Access Services and investment decisions, results obtained, regulatory reports and statements produced using the Remote Access Services. State Street and its relevant licensors and third party vendors will not be liable to you or your Authorized Designees for any direct or indirect, special, incidental, punitive or consequential damages arising out of or in any way connected with the System or the Remote Access Services, nor shall any party be responsible for delays or nonperformance under this Addendum arising out of any cause or event beyond such party’s control.

EXCEPT AS EXPRESSLY SET FORTH IN THIS ADDENDUM, STATE STREET FOR ITSELF AND ITS RELEVANT LICENSORS AND THIRD PARTY VENDORS EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES CONCERNING THE SYSTEM AND THE SERVICES TO BE RENDERED HEREUNDER, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Infringement

State Street will defend or, at our option, settle any claim or action brought against you to the extent that it is based upon an assertion that access to or use of State Street proprietary systems by you under this Addendum constitutes direct infringement of any United States patent or copyright or misappropriation of a trade secret, provided that you notify State Street promptly in writing of any such claim or proceeding and cooperate with State Street in the defense of such claim or proceeding and allow State Street sole control over such claim or proceeding. Should the State Street proprietary system or any part thereof become, or in State Street’s opinion be likely to become, the subject of a claim of infringement or the like under any applicable patent, copyright or trade secret laws, State Street shall have the right, at State Street’s sole option, to (i) procure for you the right to continue using the State Street proprietary system, (ii) replace or modify the State Street proprietary system so that the State Street proprietary system becomes noninfringing, or (iii) terminate this Addendum without further obligation. This section constitutes the sole remedy available to you for the matters described in this section.

Termination

Either party may terminate this Addendum (i) for any reason by giving the other party at least one-hundred and eighty (180) days’ prior written notice in the case of notice of termination by State Street to you or thirty (30) days’ notice in the case of notice from you to State Street of termination, or (ii) immediately for failure of the other party to comply with any material term and condition of the Addendum by giving the other party written notice of termination. This Addendum shall in any event terminate within ninety (90) days after the termination of any service agreement applicable to you. Your use of any third party System is contingent upon your compliance with any terms and conditions of use of such System imposed by such third party and State Street’s continued access to, and use of, such third party System. In the event of termination, you will return to State Street all copies of documentation and other confidential information in your possession or in the possession of your Authorized Designees and immediately cease access to the System and Remote Access Services. The foregoing provisions with respect to confidentiality and infringement will survive termination for a period of three (3) years.

Miscellaneous

This Addendum constitutes our entire understanding with respect to access to the System and the Remote Access Services. This Addendum cannot be modified or altered except in a writing duly executed by both of us and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.